Exhibit 99.1

Contact:            Hal S. Jones                                                                                          For Immediate Release

            (202) 334-6645                                                                                       May 4, 2012

THE WASHINGTON POST COMPANY REPORTS

FIRST QUARTER EARNINGS

WASHINGTON – The Washington Post Company (NYSE: WPO) today reported net income attributable to common shares of $31.0 million ($4.07 per share) for the first quarter ended March 31, 2012, compared to $15.2 million ($1.87 per share) for the first quarter of last year. Net income includes $20.2 million ($2.70 per share) in income from discontinued operations and $2.8 million ($0.34 per share) in losses from discontinued operations for the first quarter of 2012 and 2011, respectively. Income from continuing operations attributable to common shares was $10.8 million ($1.37 per share) for the first quarter of 2012, compared to $17.9 million ($2.21 per share) for the first quarter of 2011. As a result of the Company’s share repurchases, there were 6% fewer diluted average shares outstanding in the first quarter of 2012.

Items included in the Company’s income from continuing operations for the first quarter of 2012:

▪ $1.9 million in severance and early retirement charges at the newspaper publishing division (after-tax impact of $1.2 million, or $0.16 per share);

▪ a $5.8 million gain on sales of cost method investments (after-tax impact of $3.7 million, or $0.48 per share); and

▪ $2.7 million in non-operating unrealized foreign currency gains (after-tax impact of $1.7 million, or $0.22 per share).

Items included in the Company’s income from continuing operations for the first quarter of 2011:

▪ $2.3 million in severance and restructuring charges at Kaplan (after-tax impact of $1.4 million, or $0.18 per share);

▪ a $3.8 million gain on the sale of a cost method investment (after-tax impact of $2.4 million, or $0.29 per share);

▪ a $30.7 million write-down of a marketable equity security (after-tax impact of $19.8 million, or $2.44 per share); and

▪ $2.7 million in non-operating unrealized foreign currency gains (after-tax impact of $1.7 million, or $0.21 per share).

Excluding these items, the Company’s net income attributable to common shares was $26.9 million ($3.53 per share) for the first quarter ended March 31, 2012, compared to net income attributable to common shares of $32.3 million ($3.99 per share) for the first quarter of last year. Excluding these items, income from continuing operations attributable to common shares was $6.7 million ($0.83 per share) for the first quarter of 2012, compared to income of $35.0 million ($4.33 per share) for the first quarter of 2011. (Non-GAAP measures are discussed below).

Revenue for the first quarter of 2012 was $972.5 million, down 7% from $1,041.9 million in the first quarter of 2011. The Company reported operating income of $17.5 million in the first quarter of 2012, compared to operating income of $56.6 million in the first quarter of 2011. Revenues were down at the education and newspaper publishing divisions and flat at the cable television division, offset by an increase at the television broadcasting division. Operating results were down at all of the Company’s divisions, except for the television broadcasting division.

-more-

Division Results

Education

Education division revenue totaled $553.4 million for the first quarter of 2012, an 11% decline from revenue of $618.9 million for the first quarter of 2011. Excluding revenue from acquired businesses, education division revenue declined 13% in the first quarter of 2012. Kaplan reported a first quarter 2012 operating loss of $13.2 million, compared to operating income of $20.0 million in the first quarter of 2011.

A summary of Kaplan’s first quarter 2012 operating results compared to 2011 is as follows:

	First Quarter
(in thousands)	2012	2011	% Change
Revenue
Higher education	$308,384	$386,883	(20)
Test preparation	62,829	73,365	(14)
Kaplan international	176,385	152,135	16
Kaplan ventures	6,121	7,215	(15)
Kaplan corporate	1,157	1,117	4
Intersegment elimination	(1,475)	(1,786)	―
	$553,401	$618,929	(11)
Operating Income (loss)
Higher education	$8,954	$50,650	(82)
Test preparation	(10,219)	(12,676)	19
Kaplan international	3,423	(682)	―
Kaplan ventures	(1,261)	(974)	(29)
Kaplan corporate	(11,036)	(11,618)	5
Amortization of intangible assets	(3,243)	(4,420)	27
Intersegment elimination	194	(231)	―
	$(13,188)	$20,049	―

Kaplan sold Kaplan Learning Technologies in February 2012 and EduNeering in April 2012.  Consequently, the education division’s operating results exclude these businesses. Also, Kaplan’s Colloquy and U.S. Pathways business moved from Kaplan Ventures to Kaplan International. The comparative division results presented above reflect this change.

Kaplan Higher Education (KHE) includes Kaplan’s domestic postsecondary education businesses, made up of fixed-facility colleges and online postsecondary and career programs. KHE also includes the domestic professional training and other continuing education businesses. In the first quarter of 2012, KHE revenue declined 20% due to a decline in average enrollments, reflecting weaker market demand over the past year. Operating income decreased 82% due primarily to lower revenue, offset by expense reductions associated with lower enrollments and recent restructuring efforts.

Although revenues were down substantially compared to the first quarter of 2011, new student enrollments at Kaplan University and Kaplan Higher Education Campuses increased 5% in the first quarter of 2012. Student enrollments at March 31, 2012 were down 18% compared to March 31, 2011, but increased 2% compared to December 31, 2011, as follows:

	Student Enrollments As of
	March 31,	December 31,	March 31,
	2012	2011	2011
Kaplan University	49,481	50,190	61,724
Kaplan Higher Education Campuses	26,503	24,360	30,569
	75,984	74,550	92,293

Kaplan University enrollments included 5,979, 5,799 and 7,928 campus-based students as of March 31, 2012, December 31, 2011, and March 31, 2011, respectively.

-more-

Kaplan University and KHE Campuses enrollments at March 31, 2012, and March 31, 2011, by degree and certificate programs, are as follows:

	As of March 31,
	2012	2011
Certificate	25.2%	23.1%
Associate’s	29.7%	33.4%
Bachelor’s	33.6%	34.2%
Master’s	11.5%	9.3%
	100.0%	100.0%

Kaplan Test Preparation (KTP) includes Kaplan’s standardized test preparation and tutoring offerings and other businesses. KTP revenue declined 14% in the first quarter of 2012. Enrollment increases of 11%, driven by strength in the medical and bar review programs, were offset by competitive pricing pressure and a shift in demand to lower priced online test preparation offerings. Revenues also declined from the prior year as changes in certain programs and the mix of courses resulted in an increase in average course length and related revenue recognition periods. Total sales bookings at KTP during the first quarter of 2012 were down 2% compared to the first quarter of 2011. KTP operating results reflected lower operating expenses in the first quarter of 2012 due to recent restructuring activities. The first quarter of 2011 also included $2.3 million in restructuring costs.

Kaplan International includes professional training and postsecondary education businesses outside the United States and English-language programs. In May 2011, Kaplan Australia acquired Franklyn Scholar and Carrick Education Group, national providers of vocational training and higher education in Australia. In June 2011, Kaplan acquired Structuralia, a provider of e-learning for the engineering and infrastructure sector in Spain. Kaplan International revenue increased 16% in 2012. Excluding revenue from acquired businesses, Kaplan International revenue increased 6% in the first quarter of 2012 due largely to enrollment growth in the English-language and Singapore higher education programs. Kaplan International operating income increased in the first quarter of 2012 due to strong results in Singapore and the English-language programs, offset by a combined loss from businesses acquired in 2011.

Most of the businesses previously included in Kaplan Ventures have been sold or moved to other Kaplan divisions. Kaplan Ventures is exploring other alternatives with respect to its remaining businesses, including possible sales.

Corporate represents unallocated expenses of Kaplan, Inc.’s corporate office and other minor shared activities.

Cable Television

Cable television division revenue for the first quarter of 2012 was $190.2 million, flat compared to $190.3 million for the first quarter of 2011. The revenue results reflect continued growth of the division’s internet and telephone service revenues, offset by an increase in promotional discounts and a decline in basic video subscribers.

Cable television division operating income decreased 13% to $32.8 million, from $37.7 million in the first quarter of 2011. The division’s operating income declined primarily due to increased programming and sales costs.

At March 31, 2012, Primary Service Units (PSUs) were up 1% from the prior year due to growth in high-speed data and telephony subscribers, offset by a decrease in basic video subscribers. A summary of PSUs is as follows:

	March 31,	March 31,
	2012	2011
Basic video	622,339	647,471
High-speed data	463,443	440,215
Telephony	186,009	166,559
Total	1,271,791	1,254,245

-more-

Newspaper Publishing

Newspaper publishing division revenue totaled $142.3 million for the first quarter of 2012, down 8% from revenue of $155.0 million for the first quarter of 2011. Print advertising revenue at The Washington Post (the Post) in the first quarter of 2012 declined 17% to $52.7 million, from $63.2 million in the first quarter of 2011. The decline is largely due to reductions in general, classified and preprint advertising. Revenue generated by the Company’s newspaper online publishing activities, primarily washingtonpost.com and Slate, decreased 7% to $24.2 million for the first quarter of 2012, versus $26.2 million for the first quarter of 2011. Display online advertising revenue declined 11% for the first quarter of 2012. Online classified advertising revenue on washingtonpost.com decreased 1% for the first quarter of 2012.

For the first quarter of 2012, daily and Sunday circulation at the Post declined 9.8% and 5.2%, respectively, compared to the first quarter of 2011. For the first quarter of 2012, average daily circulation at the Post totaled 492,600, and average Sunday circulation totaled 714,600.

The newspaper division reported an operating loss of $22.6 million in the first quarter of 2012, compared to an operating loss of $12.8 million in the first quarter of 2011. These operating losses include noncash pension expense of $8.6 million and $6.7 million for the first quarter of 2012 and 2011, respectively. The decline in operating results is primarily due to the revenue reductions discussed above and $1.9 million in severance and early retirement expenses, offset partially by a reduction in other operating expenses. Newsprint expense was down 11% for the first quarter of 2012 compared to the first quarter of 2011, due to a decline in newsprint consumption.

Television Broadcasting

Revenue for the television broadcasting division increased 13% in the first quarter of 2012 to $81.5 million, from $72.2 million in 2011; operating income for the first quarter of 2012 increased 58% to $31.0 million, from $19.6 million in 2011. The increase in revenue and operating income reflects improved advertising demand across many product categories, including a $2.2 million increase in political advertising revenue. Expense reductions from various cost control initiatives also contributed to the improvement in operating results.

Other Businesses

Other businesses includes the operating results of Avenue100 Media Solutions, the Company’s digital marketing business that sources leads for academic institutions and recruiting organizations, and other small businesses.

Corporate Office

Corporate office includes the expenses of the Company’s corporate office as well as a net pension credit.

Equity in Earnings of Affiliates, Net

The Company holds a 49% interest in Bowater Mersey Paper Company, a 16.5% interest in Classified Ventures, LLC and interests in several other affiliates.

The Company’s equity in earnings of affiliates, net, for the first quarter of 2012 was $3.9 million, compared to $3.7 million for the first quarter of 2011.

Other Non-Operating Income (Expense)

The Company recorded other non-operating income, net, of $8.6 million for the first quarter of 2012, compared to other non-operating expense, net, of $24.0 million for the first quarter of 2011. The first quarter 2012 non-operating income, net, included a $5.8 million gain on sales of cost method investments, $2.7 million in unrealized foreign currency gains and other items.

The first quarter 2011 non-operating expense, net, included a $30.7 million write-down of a marketable equity security (Corinthian Colleges, Inc.), offset by a $3.8 million gain on the sale of a cost method investment, $2.7 million in unrealized foreign currency gains and other items.

-more-

Net Interest Expense

The Company incurred net interest expense of $8.1 million for the first quarter of 2012, compared to $7.0 million for the first quarter of 2011. At March 31, 2012, the Company had $456.4 million in borrowings outstanding at an average interest rate of 7.0%.

Provision for Income Taxes

The effective tax rate for income from continuing operations for the first quarter of 2012 was 48.1%, compared to 37.2% for the first quarter of 2011. The higher effective tax rate in 2012 results primarily from losses in Australia for which no tax benefit is recorded.

Discontinued Operations

Kaplan sold EduNeering in April 2012, Kaplan Learning Technologies in February 2012, Kaplan Compliance Solutions in October 2011 and Kaplan Virtual Education in July 2011. Consequently, the Company’s income from continuing operations excludes these businesses, which have been reclassified to discontinued operations, net of tax.

The sale of Kaplan Learning Technologies resulted in a pre-tax loss of $3.1 million that was recorded in the first quarter of 2012. The sale of EduNeering resulted in an estimated pre-tax gain of $30 million, which will be recorded in the second quarter of 2012.

In connection with each of the sales of the Company’s stock in EduNeering and Kaplan Learning Technologies, in the first quarter of 2012, the Company recorded $23.2 million of income tax benefits related to the excess of the outside stock tax basis over the net book value of the net assets disposed.

Earnings (Loss) Per Share

The calculation of diluted earnings per share for the first quarter of 2012 was based on 7,614,623 weighted average shares outstanding, compared to 8,119,373 for the first quarter of 2011. At March 31, 2012, there were 7,617,409 shares outstanding and the Company had remaining authorization from the Board of Directors to purchase up to 493,074 shares of Class B common stock.

Forward-Looking Statements

This report contains certain forward-looking statements that are based largely on the Company’s current expectations.  Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-Looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

-more-

THE WASHINGTON POST COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	First Quarter		%
(in thousands, except per share amounts)	2012	2011	Change
Operating revenues	$972,476	$1,041,912	(7)
Operating expenses	(888,569)	(917,447)	(3)
Depreciation of property, plant and equipment	(62,501)	(62,196)	0
Amortization of intangible assets	(3,937)	(5,716)	(31)
Operating income	17,469	56,553	(69)
Equity in earnings of affiliates, net	3,888	3,737	4
Interest income	1,069	982	9
Interest expense	(9,163)	(7,961)	15
Other income (expense), net	8,588	(24,032)	―
Income from continuing operations before income taxes	21,851	29,279	(25)
Provision for income taxes	10,500	10,900	(4)
Income from continuing operations	11,351	18,379	(38)
Income (loss) from discontinued operations, net of tax	20,217	(2,750)	―
Net income	31,568	15,629	―
Net income attributable to noncontrolling interests	(70)	(14)	―
Net income attributable to The Washington Post Company	31,498	15,615	―
Redeemable preferred stock dividends	(451)	(461)	(2)
Net Income Attributable to The Washington Post Company
Common Stockholders	$31,047	$15,154	―

Amounts Attributable to The Washington Post Company
Common Stockholders:
Income from continuing operations	$10,830	$17,904	(40)
Income (loss) from discontinued operations, net of tax	20,217	(2,750)	―
Net income	$31,047	$15,154	―

Per Share Information Attributable to The Washington Post Company
Common Stockholders:
Basic income per common share from continuing operations	$1.37	$2.21	(38)
Basic income (loss) per common share from discontinued operations	2.70	(0.34)	―
Basic net income per common share	$4.07	$1.87	―
Basic average number of common shares outstanding	7,514	8,046

Diluted income per common share from continuing operations	$1.37	$2.21	(38)
Diluted income (loss) per common share from discontinued operations	2.70	(0.34)	―
Diluted net income per common share	$4.07	$1.87	―
Diluted average number of common shares outstanding	7,615	8,119

-more-

THE WASHINGTON POST COMPANY
BUSINESS SEGMENT INFORMATION
(Unaudited)

	First Quarter		%
(in thousands)	2012	2011	Change
Operating Revenues:
Education	$553,401	$618,929	(11)
Cable television	190,210	190,280	0
Newspaper publishing	142,321	154,997	(8)
Television broadcasting	81,497	72,183	13
Other businesses	6,015	6,662	(10)
Corporate office	―	―	―
Intersegment elimination	(968)	(1,139)	―
	$972,476	$1,041,912	(7)
Operating Expenses:
Education	$566,589	$598,880	(5)
Cable television	157,433	152,573	3
Newspaper publishing	164,881	167,824	(2)
Television broadcasting	50,498	52,592	(4)
Other businesses	11,266	11,701	(4)
Corporate office	5,308	2,928	81
Intersegment elimination	(968)	(1,139)	―
	$955,007	$985,359	(3)
Operating Income (Loss):
Education	$(13,188)	$20,049	―
Cable television	32,777	37,707	(13)
Newspaper publishing	(22,560)	(12,827)	(76)
Television broadcasting	30,999	19,591	58
Other businesses	(5,251)	(5,039)	(4)
Corporate office	(5,308)	(2,928)	(81)
	17,469	56,553	(69)
Depreciation:
Education	$20,862	$20,175	3
Cable television	32,197	31,786	1
Newspaper publishing	6,236	6,900	(10)
Television broadcasting	3,125	3,110	0
Other businesses	81	81	―
Corporate office	―	144	―
	$62,501	$62,196	0
Amortization of Intangible Assets:
Education	$3,243	$4,420	(27)
Cable television	54	73	(26)
Newspaper publishing	183	290	(37)
Television broadcasting	―	―	―
Other businesses	457	933	(51)
Corporate office	―	―	―
	$3,937	$5,716	(31)
Pension (Expense) Credit:
Education	$(2,391)	$(1,552)	54
Cable television	(530)	(518)	2
Newspaper publishing	(8,611)	(6,705)	28
Television broadcasting	(960)	(646)	49
Other businesses	(19)	(17)	12
Corporate office	9,298	9,297	0
	$(3,213)	$(141)	―

-more-

NON-GAAP FINANCIAL INFORMATION

THE WASHINGTON POST COMPANY

(Unaudited)

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included in this press release, the Company has provided information regarding income from continuing operations and net income excluding certain items described below reconciled to the most directly comparable GAAP measures. Management believes these non-GAAP measures, when read in conjunction with the company‘s GAAP financials, provide useful information to investors by offering:

▪  the ability to make meaningful period-to-period comparisons of the Company’s ongoing results;

▪  the ability to identify trends in the Company’s underlying business; and

▪  a better understanding of how management plans and measures the Company’s underlying business.

Income from continuing operations excluding certain items and net income excluding certain items should not be considered substitutes or alternatives to computations calculated in accordance with and required by GAAP. These non-GAAP financial measures should be read only in conjunction with financial information presented on a GAAP basis.

The following table reconciles the non-GAAP financial measures to the most directly comparable GAAP measures:

	First Quarter
(in thousands, except per share amounts)	2012	2011
Amounts Attributable to The Washington Post Company Common Stockholders:
Income from continuing operations, as reported	$10,830	$17,904
Net income, as reported	$31,047	$15,154
Adjustments:
Severance and restructuring charges	1,193	1,426
Gain on sales of cost method investments	(3,657)	(2,376)
Marketable equity securities write-down	―	19,796
Foreign currency gain	(1,676)	(1,728)
Income from continuing operations, adjusted (non-GAAP)	$6,690	$35,022
Net income, adjusted (non-GAAP)	$26,907	$32,272

Per Share Information Attributable to The Washington Post Company Common Stockholders:
Diluted income per common share from continuing operations, as reported	$1.37	$2.21
Diluted net income per common share, as reported	$4.07	$1.87
Adjustments:
Severance and restructuring charges	0.16	0.18
Gain on sales of cost method investments	(0.48)	(0.29)
Marketable equity securities write-down	―	2.44
Foreign currency gain	(0.22)	(0.21)
Diluted income per common share from continuing operations, adjusted (non-GAAP)	$0.83	$4.33
Diluted net income per common share, adjusted (non-GAAP)	$3.53	$3.99

	The adjusted diluted per share amounts may not compute due to rounding.

# # #